UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 31, 2018

LIBERTY STAR URANIUM & METALS CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-50071	90-0175540
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5610 E. Sutler Lane, Tucson, Arizona 85712

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code 520-425-1433

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 27, 2018, the Board elected V.E. (Gene) Streety and W. Bradley Munroe, unanimously as directors of our company until the next shareholder’s meeting for the appointment of directors.

Mr. Streety graduated in January 1954 from Florida State University with a BS in political science, and immediately started work as an assistant to the campaign manager in a successful governor’s campaign in the State of Florida. Later, he received an appointment on the staff of US congressman Bob Sikes in Washington D.C., returning to Tallahassee after 14 months.

Mr. Streety is currently a Licensed Real Estate Broker working as such for over 50 years. At one time, he was a Florida Licensed Securities agent working on Private Placement for small businesses involving real estate. He worked as a Land Developer and investment real estate broker for the preponderance of his career. He also spent 14 years with the City of Tallahassee retiring there in 1998 as Real Estate Administrator managing the Division of Real Estate.

He has additionally worked on mineral rights leases having been partners with a petroleum geologist working together securing mineral rights leases. Mr. Streety was one of the Founders/directors of a local bank, which was later sold to a regional bank. He has belonged to several boards throughout the years; was a member of the Chamber of Commerce and Civic boards. Throughout his career he has served in several Tallahassee area Presbyterian churches in such roles as church treasurer, church school teacher, deacon, and elder.

Mr. Munroe holds a B.S., Economics and Political Science from Florida State University, Tallahassee, Florida (1964), and is an attorney, (J.D., 1967, University of Florida, Gainesville, Florida) and AV Rated Lawyer by Martindale Hubbell (Highest Available). Mr. Munroe is a licensed Florida attorney admitted to practice before state and federal courts. Mr. Munroe’s experience as an attorney is extensive with a Private law practice from 1970 to present (48 years). Emphasis on trial practice related to personal injury, wrongful death, products liability, workers’ compensation, commercial and construction law; and representation of building trades industries, and commercial real estate transactions and community bank. He has served as a Judge, Leon County Small Claims Court (1969-1970); a Staff Attorney for Florida Department of Commerce, Division of Workers’ Compensation (1968) a Staff Attorney, Governor Claude Kirk (1967); an Assistant City Attorney, Tallahassee, Florida (1971-1987); a Certified Civil and Family Law Mediator; and Miscellaneous former lobbyist for numerous state associations. Mr. Munroe also is a Licensed Florida Real Estate Broker; has held a Registered Florida General Contractor License (inactive); and has held a License for Florida Life, Health, and Accident Insurance Agent (expired). Other Professional Experience includes Owner and operator of various small to moderate business operations, including: Banking, Construction Company, Real Property Title Abstract Company – RV Park, and Marina. Mr. Munroe has also worked as a Real estate investor, including: Ownership of professional and commercial office buildings, apartment complexes, and residential rental property. Building and developing of various real estate projects, owner and operator of a farm and ranch, and formerly part owner of life and health insurance agency and licensed to operate in Florida insurance market, he is an approved agent for numerous title insurance companies, He has also served as receiver and trustee in bankruptcy in federal court. Mr. Munroe holds Memberships in all state and (Legal) local bar associations, the Florida Justice Association (Trial Lawyers), and is a member of the Episcopal Church, Exchange Club, Tallahassee Builders Association, Cotillion Club, and Colonels Club in Florida.

Family Relationships

No family relationships exist between any of our directors or executive officers.

Certain Related Transactions and Relationships

We have not been party to any transaction with Mr. V.E. (Gene) Streety or Mr. W. Bradley Munroe since the beginning of our last fiscal year, or any currently proposed transaction with Mr. Streety or Mr. Munroe in which we were or will be a participant and where the amount involved exceeds $120,000, and in which Mr. Streety or Mr. Munroe had or will have a direct or indirect material interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY STAR URANIUM & METALS CORP.

By:	/s/ James Briscoe
James Briscoe, Chief Executive Officer and Director
Date:	September 11, 2018